EXHIBIT 99.1

SENOMYX ANNOUNCES FOURTH QUARTER AND YEAR-END 2008

FINANCIAL RESULTS

Recent Accomplishments & 2008 Highlights Include:

•      Initiation of development activities to support regulatory filings for new Bitter Blockers

•      Receipt of GRAS (Generally Recognized As Safe) designation for Sucralose Enhancer S2383, which allows commercialization in the U.S. and elsewhere

•      New commercialization agreement for S2383 with Firmenich SA

•      Continued activities to support regulatory filings for Sucrose (table sugar) Enhancer S6973

SAN DIEGO, CA — February 12, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the quarter and year ended December 31, 2008.  Senomyx ended 2008 with more than $40 million in cash, cash equivalents, and investments available-for-sale and no debt.

“2008 was an important year for Senomyx, with both scientific and business accomplishments that culminated in the receipt of a GRAS (Generally Recognized As Safe) designation for our sucralose enhancer, S2383, and a new collaboration with Firmenich for the commercialization of S2383 in the US and elsewhere,” said Kent Snyder, President and Chief Executive Officer of the Company.  “Sucralose is a widely used high-intensity sweetener and we believe Firmenich has the ability to drive worldwide market acceptance and maximize the long-term revenue potential for S2383.

“Senomyx’s progress in our Sweet Enhancer, Salt Enhancer, and Bitter Blocker programs during 2008 led to the extension and/or expansion of all the collaborative agreements that were due for renewal, as well as milestone payments from two partners,” Snyder noted.  “We also reported ongoing efforts by Nestlé regarding commercialization of our savory flavor enhancers.

“Senomyx is starting 2009 with significant new advances,” Snyder stated.  “We have initiated development activities in support of regulatory filings for S0812 and other promising bitter blockers that met the criteria established by our partner.  The Company is also continuing regulatory-focused development activities for S6973, our highly effective enhancer of the natural sugar sucrose.  In addition, we are excited to have begun taste tests to evaluate potential new enhancers of salty taste.”

During the past year, Senomyx increased the number of granted patents in its intellectual property portfolio of proprietary taste receptor technologies.  As of December 31, 2008, Senomyx is the owner or exclusive licensee of 152 issued patents and 392 pending patent applications in the U.S., Europe, and elsewhere.

“Senomyx is pleased to be continuing the significant steps forward made in our flavor programs during 2008 and to be entering 2009 with seven of the world’s leading food, beverage, and ingredient supply companies as our development and commercialization partners,” Snyder concluded.

Program Updates:

•              Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Nestlé began marketing a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America in mid-2007.  During 2008, the number of products being marketed increased and the commercialization activities were expanded in these regions.  Additionally, Nestlé has been conducting product development and consumer testing with both new and reformulated established products in larger countries that are high-volume users of MSG.  Senomyx anticipates that Nestlé will initiate commercialization of established products containing the savory flavor ingredients later this year.

•              Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  On November 5, 2008 Senomyx announced receipt of a GRAS (Generally Recognized As Safe) regulatory designation for S2383, a novel enhancer of the high-intensity sweetener sucralose.  Taste tests demonstrated that S2383 enabled up to a 75% reduction of sucralose in product prototypes such as beverages, yogurt, and baked goods without compromising the sweet intensity or producing off-tastes.  The GRAS status allows S2383 to be commercialized in the U.S. and other countries; Senomyx’s partner for S2383, Firmenich, has initiated pre-commercialization activities.

Development activities are ongoing for S6973, a new sucrose enhancer that enabled up to 50% reduction of sugar in taste tests with beverage, yogurt, cereal, cookie, condiments, hard candy, and other product prototypes while maintaining the full sweet taste with no off-tastes.  Scale-up of food-grade material has been completed and definitive safety studies designed to support regulatory filings in the U.S. and elsewhere are underway.

Senomyx’s scientists are currently using the Company’s proprietary technology to identify enhancers of fructose, a key component of high fructose corn syrup, a sweetener used in numerous food and beverage products.  Samples that are active in the screening assay are being scaled up and optimized for taste tests.  Senomyx is encouraged by the more prominent activity demonstrated by recently identified samples.

•              Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has two collaborators for the Bitter Blocker Program.  The Company identified S0812 and other bitter blockers that met the criteria for reducing the bitterness of several variations of one collaborator’s product, as well as additional product prototypes.  Senomyx has therefore initiated development activities intended to support regulatory filings for these bitter blockers in the U.S. and elsewhere.  The development phase includes scale-up manufacturing and safety studies.

Senomyx also had significant progress in its collaboration with Solae, which involves the discovery and development of new bitter blockers that modulate and control bitterness in certain soy-based products.  Senomyx identified new bitter blockers that provided a taste proof-of-concept with a representative soy sample from Solae.  These bitter blockers are undergoing optimization for further taste evaluation.

•              Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  During 2008, Senomyx reported a major scientific finding with the discovery of SNMX-29, the protein the Company believes is the primary receptor responsible for human salt taste.  Using new proprietary screening assays based on SNMX-29, Senomyx has identified well over 100 enhancers of both sodium chloride (table salt) and potassium chloride that are active in the assays.  These enhancers, which represent 12 diverse sample classes, are being optimized to increase their solubility, potency, and taste characteristics.  Taste tests to determine their efficacy have been initiated.

•              Cool Flavor Program:  The goal of the Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has initiated taste tests of samples that were active in the Company’s proprietary high-throughput screening assay designed to identify potential new cooling agents.  In a recent advance, preliminary results indicated that a newly identified sample provided a cooling taste effect.  This and other samples will be investigated further.

Management Update:

Mark Zoller, Ph.D., Senomyx’s Chief Scientific Officer and Executive Vice President of Discovery and Development, will be taking a medical leave and is expected to return in June.  Although Dr. Zoller will not be on site, Senomyx anticipates that he will continue to provide significant input into scientific projects, collaborations, the Scientific Advisory Board, and major decisions relating to the general function and management of the Company.  During his leave, day-to-day Discovery and Development responsibilities will be assumed by Donald S. Karanewsky, Ph.D., Senior Vice President, Discovery.  Dr. Karanewsky, who joined Senomyx in June 2007, has had a distinguished career that includes leading successful discovery efforts at both large pharmaceutical companies and biotechnology research organizations.  He is an inventor on more than 70 US patents and has authored over 50 scientific publications.  Dr. Karanewsky received a Ph.D. in Chemistry from Harvard University and a B.S. in Chemistry, Magna Cum Laude, from Stevens Institute of Technology in New Jersey.

“We are grateful for Mark’s ongoing contributions and we look forward to his return to full activities,” Snyder said.  “Senomyx is extremely fortunate to have someone of Don’s competence to direct our daily scientific efforts.  Under Don’s leadership we have had significant advances in the Discovery department, including the identification of S6973, our sucrose enhancer in development, and the new bitter blockers that are now moving into the development phase.  We are confident that during Mark’s leave we have the experience and expertise to continue to advance our Discovery and Development programs.”

On other management news, Susan R. Firestone has been promoted to Vice President, Human Resources.  Ms. Firestone is an accomplished Human Resource executive with more than 12 years of diverse experience in consulting, start-up, and Fortune 500 companies.  She has expertise in driving organizational initiatives and implementing targeted employee programs.  Ms. Firestone received an M.S. in Chemistry at the University of California Los Angeles and B.S. Chemistry, Magna Cum Laude from a Texas Christian University.

“Susie has made significant contributions to the Company since joining Senomyx in April 2007,” Snyder commented.  “We are pleased to have her join the management team.”

Financial Review:

Revenues for the fourth quarter were $3.5 million, compared to $6.4 million for the same period in 2007, a decrease of 45%. Revenues were $17.2 million for the full 2008 year, compared to $18.2 million for 2007, a decrease of 6%.  The decrease in revenue for the fourth quarter and full year is primarily due to higher non-recurring upfront payment revenue in 2007 compared to 2008.  Specifically, under its collaboration with Ajinomoto, in 2007 the company received an $8 million upfront payment the majority of which was recognized as revenue in the second half of 2007.  Included in revenues for the full year 2008 were $347,000 in commercial revenues, compared to $23,000 for 2007.  Commercial revenues are comprised of amounts associated with commercialization of products containing Senomyx’s flavor ingredients and are generally recognized one quarter in arrears.

Research and development expenses (including non-cash stock-based compensation expense) were $7.9 million for the fourth quarter in 2008 compared to $8.4 million for the same period in 2007, a decrease of 6%.  The decrease was primarily due to lower costs related to the purchase of compounds used in screening activities, partially offset by an increase in patent and personnel-related expenses.  R&D expenses for the year ended December 31, 2008 were $31.8 million, compared to $29.9 million for the year ended December 31, 2007, an increase of 6% primarily due to higher costs related to product candidate safety studies.

General and administrative expenses (including non-cash stock-based compensation expense) were $3.7 million for the fourth quarter in 2008, compared to $3.4 million for the same period in 2007, an increase of 10%. G&A expenses were $13.6 million for the year ended December 31, 2008 and 2007.

The net loss for the fourth quarter 2008 was $8.0 million, or $0.26 per share, compared to a net loss for the same period in

2007 of $4.6 million, or $0.15 per share. The net loss for the year ended December 31, 2008 was $26.9 million, or $0.88 per share, compared to a net loss for the year ended December 31, 2007 of $21.8 million, or $0.72 per share.

“Looking back at 2008, total operating expenses were favorably below our guidance range as we were able to manage our operations to lower than forecasted expenses,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “Our ability to meet other financial guidance parameters was dependent upon a number of factors, including the timing of scientific progress, the completion of certain business development activities, and interest income.  With respect to revenue, although we ended the year with a new collaboration for S2383, several promising discussions with potential partners were extended into 2009, which impacted our 2008 financial metrics.  In addition, early in 2008 we saw a significant and lasting decrease in interest rate yields on the U.S. Treasuries and other U.S. Government Agency instruments in which we invest our cash reserves.  This reduction in interest rates resulted in approximately $1.5 million less interest income compared to our forecasts.”

2009 Outlook:

“We are providing financial guidance for 2009,” Poyhonen stated.  “With respect to our revenue guidance range of $20 million to $24 million, we expect approximately $11 million in development revenue (research funding related) under existing collaborations and more than $1 million in commercial revenue (royalty related) under existing collaborations.  The remaining portion of our revenue projection is anticipated to come from milestone achievement revenue under existing collaborations, extensions of existing collaborations, and new collaboration development revenue.

“We are encouraged by the interest expressed by several potential new partners and our ongoing discussions,” Poyhonen noted.  “Our ability to establish new collaborations continues to be the most challenging component of our revenue target.  New collaborations are highly dependent on our continued progress on the R&D front, as well as our potential new collaborators’ ability and willingness to invest in an R&D program in the current economic environment.

“Regarding expenses, we are projecting a modest increase in expenses, primarily driven by costs for manufacturing scale-up and safety studies related to potential product candidates advancing into development.  We enter 2009 with more than $40 million in cash, cash equivalents, and investments available-for-sale, and we will continue to manage our cash utilization carefully,” Poyhonen stated.  For the full year 2009, Senomyx expects:

•      Total revenues of $20 million to $24 million

•      Total expenses of $48 million to $51 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•      Net loss of $24 million to $27 million

•      Basic and diluted net loss of $0.78 to $0.87 per share

•      Net cash used in operating activities between $16 million and $20 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0860, and international callers should dial 617-213-4852, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 90469415.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PVK4NDADU. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto Senomyx’s website at http://www.senomyx.com and click on the Investor Relations tab.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

 Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2009 financial results and anticipated financial condition; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973 and S2383; Senomyx’s ability or Firmenich’s ability to commercialize S2383 and market acceptance of S2383; the potential benefits to Senomyx from a collaboration with Firmenich for the commercialization of S2383 as a sucralose enhancer; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to successfully complete development activities for bitter blockers and S6973; the status of ongoing discussions and the level of interest expressed by potential new collaborators; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,496	$6,363	$17,166	$18,220

Operating expenses:
Research and development (including $572, $612, $2,312 and $2,588, respectively, of non-cash stock-based compensation)	7,858	8,394	31,800	29,874
General and administrative (including $979, $912, $4,000 and $4,233, respectively, of non-cash stock-based compensation)	3,731	3,395	13,555	13,572
Total operating expenses	11,589	11,789	45,355	43,446

Loss from operations	(8,093)	(5,426)	(28,189)	(25,226)

Interest income	138	788	1,255	3,395

Net loss	$(7,955)	$(4,638)	$(26,934)	$(21,831)

Basic and diluted net loss per share	$(0.26)	$(0.15)	$(0.88)	$(0.72)

Weighted average shares used in computing basic and diluted net loss per share	30,670	30,455	30,602	30,327

Condensed Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$40,106	$62,624
Other current assets	942	2,090
Property and equipment, net	13,418	14,535
Total assets	$54,466	$79,249

Accounts payable, accrued expenses and other current liabilities	$5,908	$5,779
Deferred revenue	2,284	6,721
Deferred rent	1,272	1,073
Leasehold incentive obligation	8,062	9,049
Stockholders’ equity	36,940	56,627
Total liabilities and stockholders’ equity	$54,466	$79,249